Exhibit 99.1
ASX ANNOUNCEMENT
18 November 2008
PRESENTATIONS AT FORTHCOMING CONFERENCES
Framingham, MA and Sydney, Australia, 18 November, 2008 - HeartWare International, Inc. (ASX: HIN) advises that Doug Godshall, President and Chief Executive Officer, will be presenting this week at the Lazard Capital Markets Healthcare Conference and the Canaccord Adams Cardiovascular Conference, both in New York.
Mr Godshall will present a general overview on the Company’s activities at the Lazard Capital Markets Healthcare Conference beginning at 1.30pm US Eastern Standard Time on 19 November. A webcast of the presentation will be available at http://www.wsw.com/webcast/lz5/htw.au/. An archived version of the presentation will be available on the HeartWare website.
Mr Godshall’s presentation at the Canaccord Adams Cardiovascular Conference will be during a panel session beginning at 2:30pm US Eastern Standard Time on 18 November. The panel discussion is titled “The Last Frontier: Treating End-Stage Heart Failure with Next Generation Medical Technology” and will include representatives from HeartWare, Thoratec, Paracor Medical and Transmedics.
About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs), to treat patients suffering from advanced heart failure. The HeartWare® LVAS is the only full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has completed an international clinical trial for the device involving five investigational centres in Europe and Australia. The device is currently the subject of a 150-patient clinical trial in the United States for a Bridge-to-Transplant indication.

For further information:
www.heartware.com Howard Leibman Director Corporate Development HeartWare Limited Email. howard.leibman@heartware.com.au Tel. +61 2 9238 2064	US Investor Relations Matt Clawson Partner Allen & Caron, Inc. Email. matt@allencaron.com Tel. +1 949 474 4300

HeartWare ASX Announcement – 18 November 2008
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 28, 2008, and those described in other reports filed from time to time with the SEC.

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